Tyler Technologies Announces CEO Transition

H. Lynn Moore Jr. adds CEO to title; John S. Marr Jr. becomes Executive Chairman of the Board

PLANO, Texas – May 10, 2018 – Tyler Technologies, Inc. (NYSE: TYL) today announced that its board of directors has appointed Tyler’s president, H. Lynn Moore Jr., as chief executive officer, effective May 10, 2018. John S. Marr Jr. assumes the role of executive chairman and will continue to serve as the chairman of Tyler’s board.

This is a continuation of the transition for Tyler’s leadership team and the shift of day-to-day operational oversight that began with Moore’s appointment as president last year. As executive chairman, Marr will continue to be actively involved in the company, engaging with Tyler’s leadership team, as well as investors and clients.

“Lynn has been an important leader for Tyler for 20 years, managing our legal department, mergers and acquisitions, and asset allocations, and has been deeply involved in all important strategic decisions,” said Marr. “In recent years, he has worked closely with our operational executives and has become a trusted resource to them on the issues they face today. Tyler is incredibly fortunate to have someone with Lynn’s deep experience and impressive understanding of the public sector market. Our board of directors and I are confident he will be a strong leader as Tyler moves into our next chapter of growth.”

“I’m excited to expand my role at Tyler as we build on our leadership position in public sector software,” said Moore. “John Marr’s vision and direction as CEO over the past 14 years have built Tyler into the company it is today; a company sharply focused on delivering for all of its constituents - clients, shareholders and employees alike. I’m honored to lead the innovation and execution that have defined Tyler under John’s leadership. John will be an active executive chairman, and I look forward to continuing my close working relationship with him, our leadership team, and our board in the years to come.”

Moore joined Tyler in 1998 as general counsel and was promoted to president in January 2017. He is a graduate of Georgetown University and the University of Texas School of Law.

About Tyler Technologies, Inc.
Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector - cities, counties, schools and other government entities - to become more efficient, more accessible and more responsive to the needs of their constituents. Tyler's client base includes more than 15,000 local government offices in all 50 states, Canada, the Caribbean, Australia, and other international locations. In 2017, Forbes ranked Tyler on its "Most Innovative Growth Companies" list, and Fortune included Tyler on its "100 Fastest-Growing Companies" list. More information about Tyler Technologies, headquartered in Plano, Texas, can be found at www.tylertech.com.

Contact: Jennifer Kepler
Tyler Technologies
972-713-3770
Jennifer.Kepler@tylertech.com

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